Exhibit 5.1

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FIRM / AFFILIATE OFFICES

FIRM / AFFILIATE OFFICES
February 27, 2019	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London	Moscow Munich New York Orange County Paris Riyadh Rome San Diego San Francisco Seoul Shanghai Silicon Valley
Aduro Biotech, Inc. 740 Heinz Avenue Berkeley, CA 94110	Los Angeles Madrid Milan	Singapore Tokyo Washington, D.C.
Re:	Registration Statement No. 333-219639; Up to $81,500,000 of Shares of Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Aduro Biotech, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance from time to time of shares of common stock of the Company, par value $0.0001 per share, having an aggregate offering price of up to $81,500,000 (the “Shares”), by the Company pursuant to the Sales Agreement, dated August 2, 2017, between the Company and Cowen & Company, LLC, as amended by Amendment No. 1 thereto, dated February 27, 2019 (together as amended, the “Sales Agreement”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 2, 2017 (Registration No. 333–219639) (as amended, the “Registration Statement”), a related base prospectus dated August 2, 2017 (the “Base Prospectus”) and a prospectus supplement dated February 27, 2019 to be filed with the Commission pursuant to Rule 424(b) under the Act (the “Sales Agreement Prospectus” and, together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters

February 27, 2019 Page 2

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without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when (i) the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and (ii) have been issued by the Company against payment therefor in total numbers that do not exceed the total number of shares available under the Company’s certificate of incorporation and in the circumstances contemplated by the Sales Agreement, (a) the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, (b) the Shares will be validly issued, and (c) the Shares will be fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company’s Form 10-K dated February 27, 2019, and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

US-DOCS\106211869.3